Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin Chairman, President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Aaron Palash (212) 355-4449 ext. 8603 occ-jfwbk@joelefrank.com	Spencer Hoffman (212) 355-4449 ext. 8928 occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER OF FISCAL YEAR 2024 FINANCIAL RESULTS

Roanoke, Va., March 13, 2024 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its first quarter ended January 31, 2024.

First Quarter 2024 Financial Results

Consolidated net sales for the first quarter of fiscal year 2024 were $14.9 million, a decrease of 18.8% compared to net sales of $18.3 million for the same period in the prior year, with sales decreases experienced primarily in the Company’s enterprise and wireless carrier markets. The Company believes this is consistent with current macroeconomic pressures and challenges experienced by the industry generally, and in certain of the Company’s target markets.

Additionally, the Company’s net sales during the comparable first quarter of fiscal year 2023 positively benefited from a higher-than-typical sales order backlog/forward load of more than $12.0 million at the beginning of fiscal year 2023, while sales order backlog/forward load at the beginning of fiscal year 2024 had returned to more normal levels. At the end of the first quarter of fiscal year 2024, sales order backlog/forward load remained at a more typical level of approximately $5.0 million.

Gross profit was $3.7 million in the first quarter of fiscal year 2024, a decrease of 43.1% compared to gross profit of $6.5 million for the same period in fiscal year 2023. Gross profit margin, or gross profit as a percentage of net sales, was 25.0% in the first quarter of fiscal year 2024 compared to 35.7% in the first quarter of fiscal year 2023.

Optical Cable Corp. – First Quarter 2024 Earnings Release

Gross profit margin for the first quarter of fiscal year 2024 was impacted by lower volumes, as fixed charges were spread over lower sales, as well as reduced plant efficiency, as fewer sales and lower backlog impacted the flow of products through the Company’s manufacturing facilities—the impact of operating leverage. Additionally, the Company’s gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix.

SG&A expenses were $5.1 million in the first quarter of fiscal year 2024, compared to $5.5 million for the first quarter of fiscal year 2023. SG&A expenses as a percentage of net sales were 34.3% in the first quarter of fiscal 2024, compared to 29.8% in the prior year period. The decrease in SG&A expenses during the first quarter of fiscal year 2024 compared to the same period last year was primarily the result of decreases in employee and contracted sales personnel-related costs and shipping costs.

For the first quarter of fiscal year 2024, OCC recorded a net loss of $1.4 million, or $0.18 per basic and diluted share, compared to net income of $810,000, or $0.10 per basic and diluted share, for the first quarter of fiscal year 2023.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “OCC has maintained a strong market position in our targeted markets during the first quarter even as the industry continued to be impacted by various macroeconomic pressures. While certain of our markets continue to show signs of softness, including our enterprise and wireless carrier markets, we believe that there are positive indicators in certain of our other markets and that we are positively positioned relative to our competitors. Overall, we expect market opportunities to improve during fiscal year 2024 relative to the beginning of the year.”

“We remain focused on executing our growth strategies and we stand ready to make appropriate adjustments to ensure we capture opportunities in the current market environment. That said, we have not implemented personnel reductions like others in our industry have done. Our planned restraint in this regard is consistent with our view of expected opportunities, as well as considering the time it takes to train new personnel in certain areas of our production operations,” Mr. Wilkin said.

“Looking ahead, we are confident that by delivering for our customers and end users and through our continued efforts to work efficiently, we will generate value for our shareholders,” Mr. Wilkin concluded.

Conference Call Information

As previously announced, OCC will host a conference call today, March 13, 2024, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 343-4136 in the U.S. or (203) 518-9814 internationally, Conference ID: OCCQ124. For interested individuals unable to join the call, a replay will be available through Wednesday, March 20, 2024 by dialing (888) 562-3376 or (402) 220-1185. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Optical Cable Corp. – First Quarter 2024 Earnings Release

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other components.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2024 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2024	2023

Net sales	$14,855	$18,284
Cost of goods sold	11,141	11,763

Gross profit	3,714	6,521

SG&A expenses	5,093	5,455
Royalty expense, net	7	7
Amortization of intangible assets	14	13

Income (loss) from operations	(1,400)	1,046

Interest expense, net	(298)	(271)
Other, net	280	67
Other income (expense), net	(18)	(204)

Income (loss) before income taxes	(1,418)	842

Income tax expense	7	32

Net income (loss)	$(1,425)	$810

Net income (loss) per share:
Basic and diluted	$(0.18)	$0.10

Weighted average shares outstanding:
Basic and diluted	7,751	7,893

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Optical Cable Corp. – First Quarter 2024 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2024	October 31, 2023
Cash	$221	$1,469
Trade accounts receivable, net	7,398	8,728
Inventories	23,023	23,766
Other current assets	1,198	1,075
Total current assets	31,840	35,038
Non-current assets	8,654	8,841
Total assets	$40,494	$43,879

Current liabilities	$6,730	$7,768
Non-current liabilities	10,416	11,389
Total liabilities	17,146	19,157
Total shareholders’ equity	23,348	24,722
Total liabilities and shareholders’ equity	$40,494	$43,879

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